Exhibit 99.4
93 West Main Street, Clinton, CT 06413	NEWS

Connecticut Water Service, Inc. Declares Dividends and
Approves 2012 Capital Spending Plan

Clinton, Connecticut, November 18, 2011 – Connecticut Water Service, Inc. (NASDAQ-GS: CTWS) announced today that the Company’s Board of Directors declared a quarterly cash dividend of $0.2375 per common share payable on December 15, 2011, for shareholders of record as of December 1, 2011. This quarterly dividend remains unchanged from the previous quarter and represents an annualized dividend of $0.95. The Company’s annual dividend yield at Thursday’s stock market closing price is 3.5%. Connecticut Water has paid quarterly dividends on common stock since its founding in 1956 without interruption or reduction and has increased dividend payments for each of the last 42 years.

The Board of Directors approved a $23.5 million Capital Spending Plan for 2012 for The Connecticut Water Company, the regulated utility subsidiary that serves 90,000 customers, or about 300,000 people, in Connecticut. According to Eric W. Thornburg, Connecticut Water’s President and CEO, $15 million of the 2012 capital spending plan targets pipeline replacement through the Water Infrastructure and Conservation Adjustment (WICA). Mr. Thornburg stated, “Since the inception of the WICA program in 2008, 36 miles of our aging, unreliable or undersized water main have been replaced at a cost of $31.5 million. The average age of the pipes replaced is 78 years. These improvements enhance reliability, water quality and public fire protection to the families and communities that depend on our water supplies.” Mr. Thornburg added, “According to an economist at the Connecticut Department of Community and Economic Development that level of WICA investment supports nearly 200 local jobs in the communities we serve.”

The $23.5 million in capital spending does not include capital investment that will be made in the state of Maine in 2012 as a result of the agreement announced in July to purchase the operating subsidiary of Aqua America, Inc. in Maine. The Maine operating subsidiary serves 16,000 customers, or a population of 48,000, in 17 communities across the state. The acquisition is consistent with the company’s growth strategy and will make the company the largest U.S. based, publicly traded water utility in New England.  The transaction is subject to approval by the Maine Public Utility Commission.  The Company currently expects that the acquisition will close in early 2012.

Connecticut Water’s Board also declared a quarterly cash dividend of $0.20 per share on Preferred A shares payable on January 17, 2012, for shareholders of record as of January 3, 2012, and a quarterly cash dividend of $0.225 on Preferred 90 shares (OTCBB:CTWSP) on February 2, 2012, for shareholders of record as of January 19, 2012.

The Company’s Dividend Reinvestment Plan and Common Stock Purchase Plan (DRIP) is available to registered shareholders, employees and residential customers of Connecticut Water. Additional information about the DRIP and the plan prospectus are available online at the Company’s Web site, www.ctwater.com, or upon request.

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News media contact:

Daniel J. Meaney, APR
Director of Corporate Communications
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
(860) 669 8630 Ext. 3016

This news release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s results of operation, financial position and long-term strategy. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties discussed in our filings with the Securities and Exchange Commission, which could cause the Company’s actual results to differ materially from expected results. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.